Exhibit 10.1

AMENDMENT TO
FEDERAL HOME LOAN BANK OF DALLAS
INCENTIVE PLANS

Effective August 3, 2016, the incentive compensation plans of the Federal Home Loan Bank of Dallas are amended as described in the following sections.

1.    Amended Plans. The amendments described in Sections 2 and 3 below shall apply to the following Federal Home Loan Bank of Dallas (“Bank”) incentive plans (individually, a “Plan,” and collectively, the “Plans”):

a.    2014 Long Term Incentive Plan;
b.    2015 Long Term Incentive Plan;
c.    2016 Long Term Incentive Plan; and
d.     2016 Variable Pay Program.

The Plans listed in a, b and c above are referred to in this Amendment as the “Long Term Incentive Plans,” or individually as a “Long Term Incentive Plan.”

2.    Amendments.

All of the Plans are amended by the addition of the new provision in Section 3.a. below and all of the Long Term Plans are amended by the addition of the new provision in Section 3.b. below.

3.    New Provisions.

a.    Clawback Provision.

If, within 3 years after an incentive has been paid or calculated as owed to a participant under a Plan who is a voting member of the Bank’s Executive Management Committee, it is discovered that such amount was based on the achievement of financial or operational goals within the Plan that subsequently are deemed by the Bank to be inaccurate, misstated or misleading, the Bank’s Board of Directors (“Board”) shall review such incentive amounts paid or owed. Inaccurate, misstated and/or misleading achievement of financial or operational goals shall be understood to include, but not be limited to, overstatements of revenue, income, capital, return measures and/or understatements of credit risk market risk, operational risk or expenses.

If the Board determines that an incentive amount paid or considered owed to a participant (the “Awarded Amount”) would have been a lower amount when calculated in the absence of the inaccurate, misstated and/or misleading achievement of financial or operational goals (the “Adjusted Amount”), the Board may, except as provided below, seek to recover to the fullest extent possible the difference between the Awarded Amount and the Adjusted Amount (the “Undue Incentive Amount”).

The Board may decide not to seek recovery of the Undue Incentive Amount if the Board determines that to do so would be unreasonable or contrary to the interests of the Bank. In making such determination, the Board may take into account such considerations as it deems appropriate including, but not limited to, (i) whether the Undue Incentive Amount has an immaterial impact on the Bank; (ii) whether the participant engaged in any intentional or unlawful misconduct that contributed to the inaccurate, misstated and/or misleading information; (iii) whether the change in the applicable achievement level was a result of circumstances beyond the control of management; (iv) the likelihood of success in recovering the claimed Undue Incentive Amount under governing law and the cost and effort likely in the recovery efforts; and (v) whether seeking recovery could prejudice the interests of the Bank. The decision by the Board to seek recovery of an Undue Incentive Amount need not be uniform among all participants. The authority of the Board under this provision may be delegated to the Compensation and Human Resources Committee of the Board.

If the Board determines to seek recovery from a participant of any or all of the Undue Incentive Amount (the “Recovery Amount”) pursuant to this paragraph, it will make a written demand to the participant for repayment of the Recovery Amount. If the participant does not provide repayment of the Recovery Amount within a reasonable period after receiving the written demand, and the Board determines that the participant is unlikely to do so, the Board may seek a court order requiring payment of the Recovery Amount by the participant.

b.    Participation in Plans.

When an officer becomes a voting member of the Bank’s Executive Management Committee (through promotion or hiring) during the course of a performance period under a Long Term Incentive Plan, the officer will participate in the Plan on a pro rata basis based on the portion of the performance period that remains after the officer became a voting member of the Executive Management Committee.

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If any provisions of the Plans are inconsistent with the above amendments, the above amendments will control. In all other respects, the Plans are hereby confirmed and ratified.

Approved by the Board of Directors on
July 21, 2016

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